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                                                                      EXHIBIT 11


                        COMPUTATION OF PER SHARE EARNINGS


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
                                                      Three Months Ended
                                                            March 31,
                                               ---------------------------------
                                                   1997                1996
Net Income ($000)                                  $9,618                $58,503


Weighted Average Common
  Shares Outstanding                           69,240,938             69,108,949


Earnings Per Share                                  $0.14                  $0.85


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Primary Basis                  69,531,790             69,507,429


Primary Earnings Per Share                          $0.14                  $0.84


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Fully
  Diluted Basis                                69,531,790             69,542,427


Fully Diluted Earnings Per Share                    $0.14                  $0.84
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